Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DELAWARE ADVANCED POLYMER SYSTEMS, INC.

I. Name. The name of the Corporation is Delaware Advanced Polymer Systems, Inc.

II. Registered Office. The address of the registered office of the Corporation in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is United States Corporation Company.

III. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV. Capital Stock.

A. Authorized Capital. The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, “preferred” and “common”. The total number of shares which the Corporation is authorized to issue is twelve million five hundred thousand (12,500,000) and the aggregate amount of all shares that are to have a par value shall be $125,000. The number of common shares authorized is ten million (10,000,000), each such share to have a par value of $.01 (“Common Stock”), and the number of shares of preferred stock authorized is two million five hundred thousand (2,500,000), each such share to have a par value of $.01.

B. Preferred Stock. The Corporation is authorized to issue four series of its preferred stock, which shall be known as (i) Series A Preferred Stock (the “Series A Preferred”), which shall consist of 364,200 shares, (ii) Series B Preferred Stock (“Series B Preferred”), which shall consist of 541,503 shares, (iii) Series C Preferred Stock (“Series C Preferred”), which shall consist of 226,802 shares and (iv) Series D Preferred Stock (“Series D Preferred”), which shall consist of 620,000 shares. Reference hereafter to “Preferred” shall mean the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, collectively.

The remaining authorized preferred stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(1) the distinctive serial designation of such series and the number of shares constituting a series;

(2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

(3) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(4) whether the shares are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(5) whether or not the shares of such series shall be convertible into or exchangeable for, shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(6) the voting powers, full or limited, if any, of the shares of the series;

(7) the restrictions, if any, on the issue or reissue of any additional preferred stock;

(8) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

There is hereby expressly granted to the Board of Directors of the Corporation authority to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Rights of Preferred. The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred or the holders thereof are as follows:

1. Dividend Rights.

1.1. The holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive dividends for each outstanding share, when and as declared by the Board of Directors out of any funds of this Corporation at the time legally available for the declaration of dividends, at the rate of $.25 per annum, $.25 per annum, $.66 per annum and $.87 per annum, respectively. Dividends on the Series B Preferred, Series C Preferred and Series D Preferred shall be in preference and priority to any payment of any dividend on Series A Preferred and Common Stock, and dividends on the Series A Preferred shall be in preference and priority to any payment of any dividend on Common Stock. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior period. Dividends, if paid, or if declared and set apart for payment, on the Series B Preferred, Series C Preferred and Series D Preferred, must be paid, or declared and set apart for payment, on all outstanding Series B Preferred, Series C Preferred and Series D Preferred contemporaneously.

1.2. At any time after all dividends on the Preferred shall have been declared and paid or set apart for payment in accordance with the provisions of Section 1.1 above, if the Board of Directors shall elect to make further payments of dividends out of any funds legally available therefor, such dividends shall be paid as follows:

(i) such amount as the Board of Directors may declare as a dividend on the Common Stock, but not more than $.25 per share per annum; and

(ii) such additional amount, if any, as the Board of Directors may declare as a dividend payable equally to all shareholders regardless of class based on the number of shares of Common Stock held and into which the Preferred is convertible on the date of dividend.

1.3. Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Preferred as shown on the books of the Corporation, or to such other address as such holder specifies for such purpose by written notice to the Corporation. The forwarding of such check shall satisfy all obligations of the Corporation with respect to such dividends, unless such check is not paid upon timely presentation.

2. Liquidation Rights.

2.1. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or not, the holders of Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive an amount per share equal to $6.00, $6.60 and $8.70, respectively (as adjusted for stock splits, combinations or similar events), plus all declared and unpaid dividends, if any, before any amount shall be paid to the holders of Series A Preferred and Common Stock, and the holders of Series A Preferred shall be entitled to receive an amount per share equal to $2.50 per share (as adjusted for stock splits, combinations or similar events), plus all declared and unpaid dividends, if any, before any amount shall be paid to the holders of Common Stock. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds available for distribution to the holders of Series B Preferred, Series C Preferred and Series D Preferred shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred, Series C Preferred and Series D Preferred so that the per share amount distributed to each such series constitutes the same percentage of the full per share liquidation preference for such series as for the other series. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds available for distribution to the holders of Series A Preferred, after payment of the full liquidation preference to the holders of the Series B Preferred, Series C Preferred and Series D Preferred, shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and surplus funds of the Corporation then legally available for distribution shall be distributed ratably among the holders of the Series A Preferred based on the number of shares held. If, upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of Preferred of the full preferential amount specified for each series of Preferred, assets or surplus funds remain in the

Corporation, such remaining assets or surplus funds shall be distributed equally to all shareholders regardless of class based on the number of shares of Common Stock held and into which the Preferred is convertible on the date of liquidation.

2.2. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation’s sale of all or substantially all of its assets but shall not be deemed to be occasioned by, or to include, the merger or consolidation of this Corporation with or into another entity.

2.3. The Corporation, in accordance with Section 160 of the General Corporation of the State of Delaware, may repurchase at cost (or such other price as may be agreed to by the Corporation’s Board of Directors) shares of Common Stock issued to or held by officers, directors or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of such repurchase between the Corporation and such persons.

3. Redemption of Preferred.

3.1. This Corporation, at the option of the Board of Directors, may, at any time with respect to the Series A Preferred and the Series B Preferred and at any time after December 15, 1987 with respect to the Series C Preferred and Series D Preferred, redeem the whole or any part of the then outstanding shares of any such series of Preferred by paying $2.75 per share in the case of the Series A Preferred, $6.60 per share in the case of the Series B Preferred, $7.26 per share in the case of the Series C Preferred and $9.57 per share in the case of the Series D Preferred (as adjusted for stock splits, combinations or similar events), plus the amount of any declared and unpaid dividends thereon (the “Redemption Price”). The Corporation shall give notice of the redemption of such shares by causing a notice of redemption to be mailed not earlier than 60 nor later than 30 days prior to the redemption date to the holders of record of the series of Preferred to be redeemed, addressed to each such holder at the holder’s post office address appearing on the records of the Corporation or, if no address is shown, at the place where the principal executive office of the Corporation is located. The notice of redemption shall set forth: (i) the series and the number of shares of the series of Preferred to be redeemed; (ii) the redemption date; (iii) the Redemption Price; (iv) the place at which the shareholders may obtain payment of the redemption price upon surrender of their share certificates; and (v) the date (determined in accordance with Section 3.2 below) on which the right to convert the Preferred terminates. In the case of the partial redemption of a series of Preferred, such redemption shall be pro rata based on the number of shares held by the various holders thereof. On or before the redemption date, each holder of shares to be redeemed shall surrender the certificate representing such shares to the corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Redemption Price on the redemption date.

3.2. The right to convert shares of Preferred shall continue following any such notice but shall terminate at the close of business on the fifth day prior to the redemption date fixed in such notice.

3.3. If, on the redemption date, the Corporation has deposited for such purpose in trust for the benefit of the holders of the series of Preferred to be redeemed with a bank or trust company sufficient funds to pay the Redemption Price in full to the holders of all shares of any series of Preferred to be redeemed, the shares to be redeemed shall be deemed to be redeemed as of the redemption date, and no interest shall accrue on the redemption price from and after the redemption date. Any amounts so deposited on account of the Redemption Price of shares converted subsequent to the date of deposit shall be repaid to the Corporation forthwith upon the conversion of such shares. The balance of any moneys deposited by the Corporation pursuant hereto remaining unclaimed at the expiration of one year following the date of redemption shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

4. Voting Rights.

4.1. Vote Other than for Directors. The holders of Preferred shall be entitled to notice of any shareholders, meeting and, except as otherwise required by law or as provided in Section 7 hereof, to vote on all matters submitted to the shareholders for a vote, other than the election of directors under the circumstances set forth in Section 4.2 below, together with the holders of Common Stock, with the holders of Preferred having one vote for each full share of Common Stock into which their respective shares of Preferred are convertible on the record date for the vote or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, and the holders of Common Stock having one vote per share of Common Stock. Except as otherwise expressly provided herein or as required by law, the holders of shares of Preferred and Common Stock shall vote together and not as separate classes.

4.2. Vote for Directors Under Certain Circumstances. If at any time the holders of Preferred voting pursuant to Section 4.1 are unable to elect at least two directors, then the holders of shares of Preferred shall vote together as one class with respect to the election of directors and, voting together as one class, shall be entitled to elect two directors, with the remaining directors to be elected by the affirmative vote of the holders of the Common Stock. In the case of any vacancy in the office of a director elected by the Preferred pursuant to this Section 4.2, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of Preferred given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. Subject to applicable law, any director who shall have been elected by the Preferred pursuant to this Section 4.2 may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of Preferred given at a special meeting of such shareholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of the Preferred represented at such meeting or by an action by unanimous written consent of the holders of Preferred.

5. Certain Taxes.

The Corporation shall pay any and all issuance and other taxes (excluding any federal or state income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Preferred. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred to which such issuance relates were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has established to the satisfaction of the Corporation that such transfer tax has been paid.

6. Conversion of Preferred Stock.

The Preferred shall be convertible into Common Stock of the Corporation as follows:

6.1. Definitions. For purposes of this Section 6 the following definitions shall apply:

6.1.1 “Issuance Date” shall mean, in the case of the Series A Preferred, January 19, 1984, in the case of the Series B Preferred, March 18, 1985, in the case of the Series C Preferred, December 20, 1985, and, in the case of the Series D Preferred, May 12, 1986.

6.1.2 “Conversion Price” shall mean each price, determined pursuant to this Section 6, at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively.

6.1.3 “Current Conversion Price” shall mean each Conversion Price immediately before the occurrence of any event, which, pursuant to Section 6.3, causes an adjustment to any such Conversion Price.

6.1.4 “Convertible Securities” shall mean any indebtedness or shares of stock convertible into or exchangeable for Common Stock, including Preferred Stock.

6.1.5 “Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

6.1.6 “Common Stock Outstanding” shall mean the aggregate of all Common Stock outstanding and all Common Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities, but excluding shares as provided in Section 6.3.9.

6.1.7 “Distribution” shall mean the same as the dividends permitted under Section 173 of the Delaware General Corporation Law as in effect on the date of filing of this Certificate of Incorporation.

6.2. Right to Convert; Initial Conversion Prices. Each share of Preferred shall, at the option of the holder thereof, at any time be convertible into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing $2.50 in the case of the Series A Preferred, $6.00 in the case of the Series B Preferred, $6.60 in the case of the Series C Preferred and $8.70 in the case of the Series D Preferred, by the Conversion Price for each such series of Preferred Stock. The Conversion Price for each such series shall initially be $2.50 in the case of the Series A Preferred, $6.00 in the case of the Series B Preferred, $6.60 in the case of the Series C Preferred and $8.70 in the case of the Series D Preferred. Each such initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. No adjustments with respect to conversion shall be made on account of any dividends that may be declared but unpaid on Preferred surrendered for conversion, but no dividends shall thereafter be paid on the Common Stock unless such unpaid dividends have first been paid to the holders entitled to payment at the time of conversion of the Preferred.

Before any holder of Preferred shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Corporation or any transfer agent for such Preferred and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided, and, if less than all of the shares of Preferred represented by such certificate are converted, a certificate representing the shares of Preferred not converted. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate for the Preferred to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

6.3. Adjustments to Conversion Prices. Subject to Section 6.3.9, the Conversion Price for each series of Preferred in effect from time to time shall be subject to adjustment in certain cases as follows:

6.3.1 Issuance of Securities. In case the Corporation shall at any time after the Issuance Date for such series (i) issue or sell any Common Stock without consideration, or for a consideration per share less than the Current Conversion Price applicable to such series, or (ii) pay or make a dividend or other Distribution on the Common Stock (other than in cash out of its retained earnings) then, and thereafter successively upon each such Issuance, sale, dividend or other Distribution, each such Current Conversion Price shall simultaneously with such issuance, sale, dividend or other Distribution be adjusted to a new Conversion Price (calculated separately for each such Conversion Price to the nearest cent) determined by dividing

(a) an amount equal to (i) the total number of shares of Common Stock Outstanding when such Current Conversion Price became effective multiplied by such Current Conversion Price, plus (ii) the aggregate of the amount of all consideration, if any, received by the Corporation for the issuance or sale of Common Stock since such Current Conversion Price became effective, minus (iii) the aggregate amount of all dividends or Distributions on Common Stock (other than in cash out of its retained earnings) paid by the Corporation since such Current Conversion Price became effective, by

(b) the total number of shares of Common Stock Outstanding immediately after such issuance, sale, dividend, or other Distribution.

For the purposes of this subsection 6.3.1, the following provisions shall also be applicable:

6.3.1.1 Cash Consideration. In case of the issuance or sale of additional Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares are offered by the Corporation for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

6.3.1.2 Non-Cash Consideration. In case of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Common Stock for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Corporation in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 6, of the consideration other than cash received by the Corporation for such securities.

6.3.1.3 Options and Convertible Securities. In case the Corporation shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this Section 6 and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided that, subject to the provisions of Section 6.3.2, no further adjustment of the Conversion Prices shall be made upon the actual issuance of any such Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

6.3.1.4 Dividends in Common Stock, Options, or Convertible Securities. In the case of the issuance of additional Common Stock, Options, or Convertible Securities as a dividend or as a Distribution on Common Stock, the aggregate number of shares of Common Stock issued (or deemed issued pursuant to Section 6.3.1.3 in payment of such dividend or Distribution) shall be deemed to have been issued on the record date for such dividend or Distribution and shall be deemed to have been issued without consideration.

6.3.1.5 Other Dividends. In case of the payment or making of a dividend or other Distribution on Common Stock in property (excluding Common Stock, Convertible Securities and Options, but including all other securities), such dividend or other Distribution shall be deemed to have been paid or made on the record date for such dividend or other Distribution and in the amount of such dividend or other Distribution in property on such record date, as determined by the Board of Directors of the Corporation in the good faith exercise of its business judgment.

6.3.1.6 Reclassification. The reclassification of securities other than Common Stock into securities including Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Common Stock at the close of business on the date fixed for the determination of shareholders entitled to receive such Common Stock.

6.3.1.7 Record Date. In the event that there shall be no record date for the determination of shareholders entitled to any dividend or Distribution declared by the Corporation, the first business day during which the stock transfer books of the Corporation shall be closed for the purpose of such determination shall be deemed to be the record date for the determination of shareholders entitled to such dividend or Distribution.

6.3.2 Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in subsection 6.3.1.3, or the rate at which any Convertible Securities referred to in subsection 6.3.1.3 are convertible into or exchangeable for shares of Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), each Current Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. In the event that the purchase price provided for in any such Option referred to in subsection 6.3.1.3, or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection 6.3.1.3 or the rate at which any Convertible Securities referred to in subsection 6.3.1.3. are convertible into or exchangeable for shares of Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, each Current Conversion Price then in effect hereunder shall, upon issuance of such shares of Common Stock, be adjusted to such amount as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Common Stock delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and the Common Stock.

6.3.3 Termination of Option or Conversion Rights. In the event of the termination or expiration of any right to purchase Common Stock under any Option or of any right to convert or exchange Convertible Securities, the issuance of which previously resulted in an adjustment to the Conversion Price, the Current Conversion Price shall, upon such termination, be changed to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be Common Stock outstanding.

6.3.4 Stock Splits. In the event the outstanding Common Stock shall be subdivided into a greater number of shares of Common Stock, each Current Conversion Price shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced, and conversely, in case the outstanding Common Stock shall be combined into a smaller number of shares of Common Stock, each Current Conversion Price shall, simultaneously with the effectiveness of such combination, be proportionately increased. For the purposes of subsections 6.3.1 and 6.3.4, a distribution of Common Stock to holders of Common Stock in which the number of shares distributed is twenty-five percent (25%) or more of the number of shares of Common Stock upon which the distribution is to be made shall be deemed to be a subdivision of Common Stock, and a distribution of a lesser number of shares of Common Stock shall be deemed to be a stock dividend.

6.3.5 Successive Changes. The above provisions of this Section 6 shall similarly apply to successive issuances, sales, dividends or other Distributions, subdivisions and combinations on or of the Common Stock after the Issuance Date.

6.3.6 Merger; Sale of Corporation. In the event of any consolidation of the Corporation with, or merger of the Corporation with or into, another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock), or in the case of sale or transfer to another corporation of all or substantially all of the assets of the Corporation, the shares of each series of Preferred shall be treated for purposes of computing the Conversion Price for each such series of Preferred as if converted into Common Stock on the earlier of (x) the record date, if any, for voting by holders of Common Stock on such event and (y) the date of such event.

6.3.7 Other Events Altering Conversion Price. Upon the occurrence of any event not specifically denominated in this Section 6 as altering the Conversion Prices that, in the reasonable exercise of the business judgment of the Board of Directors of the Corporation requires, on equitable principles, the alteration of any Conversion Price, such Conversion Price will be equitably altered.

6.3.8 Miscellaneous Conversion Price Matters. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon conversion of all the then outstanding

Preferred and shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of such Preferred. No fractions of Common Stock shall be issued upon the conversion of Preferred and in lieu thereof the Corporation shall pay the holder an amount in cash equal to the fair market value of such fractional interest as determined by the Board of Directors of the Corporation in the exercise of its good faith business judgment.

6.3.9 Excluded Events. Notwithstanding anything in this Section 6 to the contrary, no Conversion Price shall be adjusted by virtue of (i) the conversion of shares of Preferred into shares of Common Stock, (ii) the repurchase of shares from the Corporation’s employees, consultants, officers or directors at such person’s cost (or at such other price as may be agreed to by the Corporation’s Board of Directors), or (iii) the issuance and sale of, or the grant of options to purchase, an aggregate of not more than 650,000 shares of Common Stock to employees, advisors, directors, officers or consultants of the Corporation (including shares issued or sold pursuant to the exercise of any stock option assumed by this Corporation even though originally granted by the predecessor of this Corporation prior to the date of the filing of this Certificate of Incorporation, but net of any shares covered by any such options which lapse or any shares purchased by the Corporation from employees pursuant to purchases approved by the Board of Directors) and the issuance of up to 210,336 and 210,000 shares of Common Stock on exercise of non-statutory options and warrants to purchase Common Stock, respectively, assumed by this Corporation even though originally granted or issued by the predecessor of this Corporation prior to the date of filing this Certificate of Incorporation, at a price of at least $.50 per share (as to non-statutory options to purchase 20,000 shares), $2.50 per share (as to non-statutory options to purchase 25,000 shares), $6.00 per share (as to non-statutory options to purchase 165,336 shares), $2.60 per share (as to warrants to purchase 120,000 shares), $6.60 per share (as to warrants to purchase 90,000 shares), and none of such shares shall be included in any manner in the computation from time to time of the Conversion Prices under subsection 6.3.1.

6.4. Automatic Conversion. Immediately upon the effectiveness of the first Registration Statement pursuant to which any Common Stock is sold to the public by the Corporation in a public offering registered under the Securities Act of 1933 at an aggregate public offering price of not less than $7,500,000, to the extent the per share public offering price is not less than $5.00 (in the case of the Series A preferred), $12.00 (in the case of the Series B

Preferred), $13.20 (in the case of the Series C Preferred) and $14.55 (in the case of the Series D Preferred) (as equitably adjusted for any stock split, combination or similar event), all shares of each series of Preferred with respect to which the per share public offering price equals or exceeds the dollar amounts set forth above shall automatically be converted into shares of Common Stock at the Current Conversion Price for such series. Upon the written election by holders of the outstanding shares of any series of Preferred to convert such number of outstanding shares of such series which, when added to the number of shares of such series previously converted to Common Stock hereunder, equals at least 67% of the authorized number of shares of such series, then all remaining outstanding shares of such series shall automatically convert into Common Stock at the Current Conversion Price for such series. On and after any conversion date pursuant to this Section 6.4, notwithstanding that any certificates for Preferred shall not have been surrendered for conversion, the shares of Preferred evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the shares of Common Stock to which he shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which he shall be entitled, and (iii) with respect to dividends declared but unpaid on such Preferred prior to such conversion date. In the event that any holder of Preferred presents such holder’s certificate therefor for surrender to the Corporation or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Preferred surrendered were convertible on such conversion date promptly will be issued and delivered to such holder.

7. Covenants.

In addition to any other rights provided by law, so long as any Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred:

(a) amend or repeal any provision of, or add any provision to, the Corporation’s articles of incorporation or by-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred, including provisions relating to dividends, conversion, redemption, voting, liquidation, or increase the number of shares of any series of Preferred authorized hereby;

(b) authorize or issue shares of any class or series of stock not authorized herein having any preference or priority as to dividends, redemption, liquidation or voting superior or equivalent to any such preference or priority of the Preferred, or authorize or issue shares of stock of any Class or series, or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends, redemption, liquidation or voting superior or equivalent to any such preference or priority of the Preferred;

(c) reclassify any class of series of any capital stock into shares having any preference or priority as to dividends, redemption, liquidation or voting superior or equivalent to any such preference or priority of the Preferred;

(d) apply any of its assets to Use redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of any class or series of capital stock, except for the Preferred and except from persons performing services for this Corporation on terms approved by the Board of Directors upon termination of employment or association; or

(e) agree to a merger or consolidation of the Corporation with another entity or to, the sale of all or substantially all of the Corporation’s assets; provided, that no such vote or consent of the Preferred shall be required with respect to a merger or consolidation of the Corporation or any subsidiary of the Corporation in which this Corporation or any subsidiary of the Corporation is the surviving entity and the valuation of the acquired corporation represents 20% or less of the valuation (reasonably determined by the Corporation’s Board of Directors) of this Corporation and its subsidiaries immediately prior to such transaction.

V. Organization.

A. Incorporator. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Julian N. Stern	Heller, Ehrman, White & McAuliffe 333 Bush Street, Suite 3000 San Francisco, California 94104

B. Directors. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
W. Gary Whitehouse	Advanced Polymer Systems, Inc. 3696 C Haven Avenue Redwood City, California 94063

Helen Leong	Advanced Polymer Systems, Inc. 3696 C Haven Avenue Redwood City, California 94063

Marvyn Carton	Advanced Polymer Systems, Inc. 3696 C Haven Avenue Redwood City, California 94063

Jerome Farmer	Advanced Polymer Systems, Inc. 3696 C Haven Avenue Redwood City, California 94063

A. Charles Hoffman	Advanced Polymer Systems, Inc. 3696 C Haven Avenue Redwood City, California 94063

Toby Rosenblatt	Advanced Polymer Systems, Inc. 3696 C Haven Avenue Redwood City, California 94063

Gregory Turnbull	Advanced Polymer Systems, Inc. 3696 C Haven Avenue Redwood City, California 94063

VI. Limitation of Liability and Indemnification of Directors.

A. Elimination of Certain Liability of Directors. Each director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of this Certificate of Incorporation with the Delaware Secretary of State so as to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the tire of such repeal or modification.

B. Indemnification and Insurance.

(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

VII. Management of Business. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the directors need not be elected by ballot unless required by the By-laws of the Corporation.

VIII. By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors and the stockholders of the Corporation are each expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

IX. Amendments. The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation, and to take other corporate action to the extent and in the manner now or hereafter permitted or prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate hereby declaring and certifying that this is my act and deed and the facts herein stated and true, and accordingly have hereto set my hand this 4th day of February, 1987.

/s/ Julian N. Stern
Julian N. Stern

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

ADVANCED POLYMER SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Advanced Polymer Systems, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said proposed amendment be submitted to the stockholders of said corporation for their written consent. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article IV.A. thereof so that, as amended, said Article IV.A. shall be and read in its entirety as follows:

“IV. CAPITAL STOCK

A. Authorized Capital. The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, ‘preferred’ and ‘common.’ The total number of shares which the Corporation is authorized to issue is Twenty-two Million Five Hundred Thousand (22,500,000), and the aggregate amount of all shares that are to have par value shall be $225,000. The number of common shares authorized is Twenty Million (20,000,000), each such share to have a par value of $.01 (‘Common Stock’), and the number of Preferred shares authorized is Two Million Five Hundred Thousand (2,500,000), each such share to have a par value of $.01. On the amendment of this Article IV.A to read as herein set forth, each outstanding share of Common Stock of a par value of $.01 is split and converted into two shares of Common Stock of a par value of $.01.°

SECOND: That, thereafter, pursuant to resolution of the Board of Directors of said corporation, said amendment was submitted to the stockholders of said corporation for their written consent, and by such consent, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ADVANCED POLYMER SYSTEMS, INC. has caused this Certificate to be signed John H. Williford, its Chief Executive Officer, and attested by Richard A. Peers, its Assistant secretary, this July 27, 1987.

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ADVANCED POLYMER SYSTEMS, INC.

By:	/s/ John H. Williford
John H. Williford,
Chief Executive Officer

Attest:

/s/ Richard A. Peers
Richard A. Peers
Assistant Secretary

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CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

ADVANCED POLYMER SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Advanced Polymer Systems, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said proposed amendment be submitted to the stockholders of said corporation for their approval at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article V of the Certificate of Incorporation of this Company shall be amended by adding to it a new paragraph C. as follows:

“C. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1989; each initial director in Class II shall hold office until the annual meeting of stockholders in 1990; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1991. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.”

SECOND: That, thereafter, pursuant to resolution of the Board of Directors of said corporation, said amendment was submitted to the stockholders of said corporation for their approval at the annual meeting of stockholders, and at such meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said ADVANCED POLYMER SYSTEMS, INC. has caused this Certificate to be signed John H. Williford, its Chief Executive Officer, and attested by Richard A. Peers, its Assistant Secretary, this April 20, 1988.

ADVANCED POLYMER SYSTEMS, INC.

By:	/s/ John H. Williford
John H. Williford,
Chief Executive Officer

Attest:

/s/ Richard A. Peers
Richard A. Peers
Assistant Secretary

2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

ADVANCED POLYMER SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, at a meeting of the Board of Directors of Advanced Polymer Systems, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said proposed amendment be submitted to the stockholders of said corporation for their approval at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article V of the Certificate of Incorporation of this Company shall be amended by deleting paragraph C therefrom in its entirety.

SECOND: That, thereafter, pursuant to resolution of the Board of Directors of said corporation, said amendment was submitted to the stockholders of said corporation for their approval at the annual meeting of stockholders, and at such meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That, said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said ADVANCED POLYMER SYSTEM, INC. has caused this Certificate to be signed by John J. Meakem, its President, and attested by Julian N. Stern, its Secretary, this 23rd day of September, 1991.

ADVANCED POLYMER SYSTEMS, INC.

By:	/s/ John J. Meakem
John J. Meakem, President

Attest:

/s/ Julian N. Stern
Julian N. Stern
Secretary

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CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

ADVANCED POLYMER SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, at a meeting of the Board of Directors of Advanced Polymer Systems, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said proposed amendment be submitted to the stockholders of said Corporation for their approval at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV.A. of the Certificate of Incorporation of this corporation shall be amended to read in its entirety as follows:

“IV. CAPITAL STOCK

A. Authorized Capital. The corporation is authorized to issue two classes of shares of stock to be designated, respectively, ‘preferred’ and ‘common.’ The total number of shares which the corporation is authorized to issue is Fifty-Two Million Five Hundred Thousand (52,500,000), and the aggregate amount of all shares that are to have par value shall be $525,000. The number of common shares authorized is Fifty Million (50,000,000), each such share to have a par value of $.01 (‘Common Stock’), and the number of Preferred shares authorized is Two Million Five Hundred Thousand (2,500,000), each such share to have a par value of $.01.”

SECOND: That, thereafter, pursuant to resolution of the Board of Directors of said corporation, said amendment was submitted to the stockholders of said corporation for their approval at the annual meeting of stockholders, and at such meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That, said amendment was duly adapted in accordance with the provisions of Section 242 of the General Corporation Law of the State or Delaware.

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IN WITNESS WHEREOF, said ADVANCED POLYMER SYSTEM, INC. has caused this Certificate to be signed by John J. Meakem, Jr., its President, and attested by Julian N. Stern, its Secretary, this 31st day of August, 1992.

ADVANCED POLYMER SYSTEMS, INC.

By:	/s/ John J. Meakem
John J. Meakem, President

Attest:

/s/ Julian N. Stern
Julian N. Stern, Secretary

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CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

ADVANCED POLYMER SYSTEMS, INC.

Advanced Polymer Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“I: Name. The name of the corporation is AP Pharma, Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

In witness whereof, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized person this 9th day of May, 2001.

/s/ Michael O’Connell
Michael O’Connell,
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

A.P. PHARMA, INC.

A.P. Pharma, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended by adding at the end of the paragraph A the following new sentences:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each four shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Split”). Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Certificate of Incorporation. The par value of the New Common Stock shall be $0.01 per share.”

SECOND: The foregoing Certificate of Amendment has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the provisions the Corporation’s Certificate of Incorporation and with the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 23rd day of May, 2007.

/s/ Gregory Turnbull
Gregory Turnbull, President and Chief Executive Officer

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

A.P. PHARMA, INC.

A.P. Pharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

A. Section A of Article IV of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“A. Authorized Capital. The corporation is authorized to issue two classes of shares of stock to be designated, respectively, “preferred” and “common.” The total number of shares which the corporation is authorized to issue is One Hundred Two Million Five Hundred Thousand (102,500,000). The number of common shares authorized to be issued is One Hundred Million (100,000,000), each such share to have a par value of $0.01 (“Common Stock”), and the number of Preferred shares authorized to be issued is Two Million Five Hundred Thousand (2,500,000), each such share to have a par value of $0.01.”

B. The amendment to the Certificate of Incorporation of the Corporation herein was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The amendment to the Certificate of Incorporation of the Corporation herein shall be effective July 29, 2009.

(Signature Page Follows)

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IN WITNESS WHEREOF, A.P. Pharma, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its President on this 29th day of July, 2009.

A.P. PHARMA, INC.

/s/ Ronald Prentki
Ronald Prentki, President

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